       As filed with the Securities and Exchange Commission on April 9, 1998

                                                          Registration No. 33--

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ----------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    ----------------------------------------

                            COMPUTRON SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)
                    ------------------------------------------

           DELAWARE                         7372                    13-2966911
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                301 Route 17 North, Rutherford, New Jersey 07070
                                 (201) 935-3400
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                     ------------------------------------------

                              MICHAEL R. JORGENSEN
              Executive Vice President and Chief Financial Officer
                            Computron Software, Inc.
                301 Route 17 North, Rutherford, New Jersey 07070
                                 (201) 935-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  ---------------------------------------------


                          Copies of Communications to:
                            Charles E. Dropkin, Esq.
                               Proskauer Rose LLP
                  1585 Broadway, New York, New York 10036-8299
                                 (212) 969-3000
                 ---------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum       Proposed Maximum         Amount of
Title of each class of               Amount to be           Offering Price            Aggregate           registration
Securities To Be Registered           registered             Per Share (3)         Offering Price             fee
Common Stock,
 par value $.01 per share       4,039,063 shares(1)(2)          $2.563               $10,352,119            $3,053.88


1. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers such additional indeterminate number of shares of Common Stock as may be offered or issued to adjust for any stock splits, stock dividends or similar transactions.

2. Such number of shares includes additional shares contingently issuable to the Selling Stockholders under the Securities Purchase Agreement (defined herein).

3. Based on the average high and low trading price on the American Stock Exchange on April 6, 1998. Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

            ------------------------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  Subject to Completion, dated April 9, 1998


                            COMPUTRON SOFTWARE, INC.

                                4,039,063 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


This Prospectus relates to the public offering, which is not being underwritten, of up to 4,039,063 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of Computron Software, Inc. (the "Company").

All of the 4,039,063 Shares may be sold by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) on the American Stock Exchange in the over-the-counter market or in negotiated transactions, through the writing of options on such Shares, short sales, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

SEE "RISK FACTORS" STARTING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this Prospectus is April _, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") via EDGAR. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically through the Commission's home page on the World Wide Web at http://www.sec.gov. The Common Stock of the Company is traded on the American Stock Exchange under the symbol "CFW." Reports and other information concerning the Company may be inspected at the offices of the American Stock Exchange, Inc., at 86 Trinity Place, New York, NY 10006.

         The Company has filed with the Commission, via EDGAR, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Commission or accessed electronically through the Commission's home page on the World Wide Web at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and made a part hereof:

            (i)   Current Report on Form 8-K dated January 13, 1998.
            (ii) Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
            (iii) The description of the Common Stock contained in its registration statement on Form 8-A, filed with the Commission on November 10, 1997, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide, upon request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Secretary, Computron Software, Inc., 301 Route 17 North, Rutherford, New Jersey 07070; (201) 935-3400.

                                   THE COMPANY

General

         Computron Software, Inc. ("Computron" or the "Company") is a provider of knowledge-based business and technology solutions with 20 years of experience. Computron designs, markets, and supports n-tier, Internet-enabled client/server-based financials, workflow, desktop document access and storage, and maintenance and asset management software. Its solutions are designed to protect software application investment through the use of true n-tier architecture and a proven implementation certainty process. The Company's current client/server solutions have been designed to be Year 2000 compliant and provide customers with the ability to address both the structured and unstructured data of their business, above and beyond traditional transaction-oriented accounting. Computron also offers workflow-based modules, Budget Cycle Management (BCM), Expense Cycle Management (ECM), and Procurement Cycle Management (PCM) designed to seamlessly flow and manage an organization's data and knowledge throughout a budget, expense, and/or procurement cycle.

         The Company's product line consists of Computron(R) Financials, Computron(R) Workflow, Computron(R) COOL(TM), and Computron(R) Yorvik(TM), and is currently supported on a variety of UNIX-based platforms - Sun Microsystems, Inc. (Sun), Hewlett-Packard Corporation (HP), International Business Machines Corporation (IBM), Digital Equipment Corporation (Digital), as well as Intel-based servers running Windows NT. The most current release of Computron software, version 4.0 for the Computron Financials, Computron Workflow, and Computron COOL solutions was recently released, and is available, in varying degrees, in a number of languages including English, Bulgarian, French, Spanish, Polish, German, and Japanese. The Company's products may be translated into additional languages using supported language code pages with minimal reliance on its development resources. Computron believes that Version 4.0 provides users with enhanced features and improved functionality. In the future, the Company expects to incorporate technology such as Electronic Data Interchange (EDI) into its releases. The most recent release of Computron Yorvik software, Version 5.2.3, was released in March of 1998.

         The Company's principal office is located at 301 Route 17 North, Rutherford, New Jersey 07070, and its telephone and fax numbers are (201) 935-3400 and (201) 935-9453, respectively.

Recent Developments

         On March 31, 1998, the Company entered into a $10,000,000 term and revolving credit facility with Foothill Capital Corporation, an affiliate of Norwest Bank Minnesota, National Association (Norwest). The facility is secured by virtually all of the assets of the Company together with a pledge of 65% of the stock of its foreign subsidiaries. The initial borrowing on March 31, 1998 was a term loan of $5,000,000 payable in thirty-six equal installments with an interest rate of 1.5 percent above the base rate announced from time to time by Norwest. Proceeds will be used for working capital and general corporate purposes.


                                  RISK FACTORS

History of Net Losses

         The Company incurred net losses of $8.6 million for 1995, $31.8 million for 1996, and $13.6 million for the year ended December 31, 1997. As of December 31, 1997, the Company had an accumulated deficit of $63.0 million. There can be no assurance that the Company will be profitable in the future. The Company has restated previously reported results for the years ended December 31, 1992, 1993, 1994 and 1995, including certain unaudited quarters therein and for each of the three unaudited quarters ended September 30, 1996.

Potential for Significant Fluctuations in Quarterly Operating Results;
Seasonality

         The Company has experienced, and may in the future experience, significant quarter to quarter fluctuations in revenues and results of operations. Such fluctuations may result in volatility in the price of the Company's Common Stock. Quarterly revenues and results of operations may fluctuate as a result of a variety of factors, including the proportion of revenues attributable to license fees versus services, the utilization of third parties to perform services, the amount of revenue generated by resales of third party software, changes in product mix, demand for the Company's products, the size and timing of individual license transactions, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Further, the license of the Company's products generally involves a significant commitment of capital by the customer and may be delayed due to time-consuming authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal authorization reviews. The Company has historically operated with little backlog, since its products are generally shipped as orders are received. The Company has historically recognized a substantial portion of its revenues in the last month of a quarter, with these revenues frequently concentrated in the last week of the quarter. License fees in any quarter are substantially dependent on orders booked and shipped in the last month and last week of that quarter. Delays in the timing of recognition of specific revenues may adversely and disproportionately affect the Company's results of operations because a high percentage of the Company's operating expenses are relatively fixed, planned expenditures are based primarily on sales forecasts and only a small percentage of the Company's operating expenses vary with its revenues. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that the Company will be profitable in any future quarter.

         The Company's business has experienced and is expected to continue to experience significant seasonality, due in part to customer buying patterns. These fluctuations are caused primarily by customer budgeting and purchasing patterns, and by the Company's sales commission policies which generally compensate sales personnel on the basis of quarterly and annual performance quotas. The Company believes this pattern may continue in the future.

         Due to the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors, in some future quarter . Such an event may have a material adverse effect on the price of the Company's Common Stock.

Litigation

         During 1996, the Company and certain of its current and former officers and directors were named as defendants in six civil suits filed as class actions on behalf of individuals claiming to have purchased Computron Common Stock during the time period from August 24, 1995, through January 27, 1997. The suits were filed in the United States District Court for the District of New Jersey and have been consolidated by court order into one suit captioned In re Computron Software, Inc. Securities Litigation, Master File No-96-1911 (AJL).

         On March 6, 1998, the District Court issued a final order approving the settlement of this class action securities litigation. The overall settlement includes consideration totaling $15 million for the benefit of class members, including $6 million of consideration from the Company, and payments from certain of its present and former officers and directors, its former auditors, and the insurance companies that provided Computron with directors and officers liability insurance. In return for the payments by the insurance companies, the settlement also resolves a separate lawsuit brought by the Company against the insurance companies. As its share of the settlement, the Company paid $1 million in cash, and will issue 1 million shares of Common Stock of the Company. The Company recorded a charge to operations of $6 million during the quarter ended September 30, 1997, reflecting the Company's share of the settlement costs, excluding legal fees.

         The class members will receive a non-transferable right to resell the stock received in the settlement to a business trust formed by the Company at a price of $5.00 per share. The trust was capitalized by a contribution of $5 million by the Company in March 1998, which amount will be used to pay the claims of any class members who receive stock in the settlement and exercise their right to resell such stock to the trust according to the terms of the Stipulation of Settlement. The resale right will expire at the end of the exercise period, or earlier as to any shares issued in the settlement that are sold by class members prior to the final day of the exercise period. The resale right will also expire earlier than the exercise period if the closing price of the Company's Common Stock is higher than $5.00 for 20 consecutive trading days.

         Historically, the Company has been involved in other disputes and/or litigation encountered in its normal course of business. The Company believes that the ultimate outcome of these proceedings will not have a material adverse effect on the Company's business, financial condition and results of operations or cash flows.

Management Changes

         The Company experienced significant turnover of executive management during 1996 and early 1997. In February 1997, the Company added a number of key officers, including its President and Chief Executive Officer and its Executive Vice President and Chief Financial Officer, and later in 1997 added its Senior Vice President of Operations and Senior Vice President of Sales and Marketing. Failure to attract and maintain key management and employee personnel could have material adverse effects on the quality of the Company's products, and the Company's business and financial condition and results of operations.

Reporting, Operating and Control Environment

         In response to the management letters discussed below and recent operating results, the Company hired senior executives with significant experience in the software industry during 1997, and improved the financial and accounting processes, controls, reporting systems, and procedures, which eliminated all material weaknesses.

         Following the audits of the Company's consolidated financial statements for 1994, 1995 and 1996, the Company received management letters from its former independent public accountants, which enumerated material weaknesses in the Company's financial and accounting processes, controls, reporting systems and procedures. The Company's former independent public accountants highlighted the Company's need for additional financial and accounting personnel with software industry experience.

Intense Competition

         The financial applications and business software market is intensely competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. The Company believes its ability to compete depends upon many factors within and outside its control, including the timing and market acceptance of new products and enhancements developed by the Company and its competitors, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts and product distribution. The primary competition for Computron Financials is the financial applications software offered by Oracle Corporation, PeopleSoft, Inc. and SAP AG. The principal competitors for the Company's Computron Workflow and Computron COOL software are Eastman Kodak Company ("Kodak"), which acquired the software division of Wang Laboratories, Inc. ("Wang"), and FileNet Corporation. The principal competitors for the Company's Computron Yorvik(TM) software are Project Software Development, Inc.
(PSDI), Indus International, Inc. (Indus) and others. The Company has an agreement with Kodak pursuant to which Kodak has the right to license Computron COOL software to third parties under its own private label and modify such software. Most of the Company's competitors are substantially larger than the Company and have significantly greater financial, technical, and marketing resources, and extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. The Company's products also compete with products offered by other vendors, and with proprietary software developed by third-party professional service organizations and management information systems departments of potential customers. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the client/server applications software market continues to develop and expand. The Company also expects that competition will increase as a result of software industry consolidations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Principal Products

Substantially all of the Company's revenues are derived from the licensing of Computron Financials, Computron Workflow, Computron COOL, Computron Yorvik and fees from related services. These products and services are expected to continue to account for substantially all of the Company's revenues for the foreseeable future. Accordingly, the Company's future results of operations will depend, in part, on achieving broader market acceptance of these products and services, as well as the Company's ability to continue to enhance these products and services to meet the evolving needs of its customers. A reduction in demand or increase in competition in the market for financial applications or business software, or decline in sales of such products and services, could have a material adverse effect on the Company's business, results of operations and financial condition.

New Products and Rapid Technological Change; Risk of Product Defects, Development Delays and Lack of Market Acceptance

         The financial applications and business software market is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. Such changes may or may not affect the Company's software performance, customization, reporting functionality, or other business objectives, and may or may not render the Company incapable of meeting future customer software demands. The introduction of products embodying new technologies and emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend in part upon its ability to enhance its current products and to develop and introduce new products that respond to evolving customer requirements and keep pace with technological development and emerging industry standards, such as new operating systems, hardware platforms, interfaces and third party applications software. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change, changes in customer requirements, or emerging industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of such products and enhancements, or that any new products or enhancements that it may introduce will achieve market acceptance. The inability of the Company, for technological or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards, would have a material adverse effect on the Company's business, results of operations and financial condition.

         Software products as complex as those offered by the Company often encounter development delays and may contain undetected errors or failures when introduced or when new versions are released. Such delays, errors or failures create a risk that the software will not meet its stated functionality and could cause the Company's future operating results to fall short of the published expectations of certain public market financial analysts. From time to time, the Company ports its products to various new platforms, though no assurance can be given concerning the successful development of the Company's software products on these additional platforms or the performance characteristics of its applications. In addition, the Company and its products and technologies rely upon third-party products from hardware vendors, software vendors, RDBMS vendors, tools vendors, reporting products, etc. Such dependencies may or may not affect the Company's ability in the future to provide continued availability and/or support for all Computron products. The Company has in the past experienced delays in the development of software by third parties which software is being licensed to and implemented by customers who are simultaneously licensing and implementing the Company's products. Those delays have resulted in delays in the development and shipment of the Company's products. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or enhancements after commencement of commercial shipments, or that the Company will not experience development delays, resulting in loss of or delay in market acceptance of a new product or enhancement, which could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Proprietary Rights; Risks of Infringement

         The Company's success is heavily dependent upon its proprietary technology. The Company regards its software as proprietary, and relies primarily on a combination of contractual provisions and trade secrets, copyright and trademark law to protect its proprietary rights. The Company has no patents or patent applications pending, and existing trade secrets and copyright laws afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. The Company makes source code available to certain of its customers which may increase the likelihood of misappropriation or other misuse of the Company's software. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

         The Company has obtained a Federal registration for its trademark "Computron", and its application for a Federal registration for its trademark "Yorvik" is pending in the United States. In addition the Company has certain U.S. common law rights, and rights under foreign laws in relation to its trademarks, service marks and product names. Although the Company believes that the trademarks and service marks it uses are distinct, there can be no assurance that the Company will be able to register or protect such trademarks and service marks.

         The Company does not believe that any of its products, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. As the number of software products in the industry increases and the functionality of these products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty and license agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition.

Security Risks

         The Company's products provide security features designed to protect its users' data from unauthorized retrieval or modification. Its built in security features utilize the capabilities of its own applications, the client operating system software, as well as the security features contained in the RDBMS platforms on which the applications run. Computron's systems add additional capabilities to those provided by the underlying security systems. Though the Company is not aware of any violations of its application security architecture within its installed base, and its security features are subject to constant review and enhancement, no assurances can be given concerning the successful implementation of security features and their effectiveness within a customer's operating environment. In the event of an actual security breach, there may be a material adverse effect on the Company's business, results of operations, and financial condition.

Risks Associated with International Operations

         The Company derived approximately $14.2 million, $21.3 million and $29.4 million or, 26.9%, 39.2% and 43.4% of its total revenues, from customers outside of the United States in 1995, 1996, and 1997, respectively. The Company expects that such revenues will continue to represent a significant percentage of its total revenues in the future. The Company believes that its continued growth and profitability will require expansion of its sales in international markets. The Company intends to continue to expand its operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for its products and services. Most of the Company's international license fees and services revenue are denominated in foreign currencies. Decreases in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency translations. The Company does not currently hedge its foreign exchange exposure. With respect to the Company's sales that are U.S. dollar-denominated, decreases in the value of foreign currencies relative to the U.S. dollar could make the Company's products less price competitive. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings, reduced legal protection of the Company's intellectual property, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, results of operations and financial condition.

Expansion of Indirect Channels

         An integral part of the Company's strategy is to expand indirect marketing channels using systems integrators and to increase the proportion of the Company's customers licensed through such indirect channels. The Company is currently investing, and intends to continue to invest, significant resources to develop indirect marketing channels. There can be no assurance that the Company will be able to attract and maintain relationships with systems integrators that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company's agreements with such third parties are generally not exclusive and many of those third parties also market competitive products. In many cases, these agreements may be terminated by either party at any time without cause. The inability to attract and retain systems integrators could have a material adverse effect on the Company's business, results of operations and financial condition.

Reliance on Certain Relationships

         The Company relies on relationships with a number of consultants, systems integrators and software and hardware vendors to enhance its product development and marketing and sales efforts, to implement the Company's software products and to support its customers. These relationships, many of which are not the subject of formal written agreements, provide marketing and sales leads to the Company's direct sales force, assistance in the Company's product development process and assistance in the service and implementation of the Company's products. There can be no assurance that these companies, most of which have significantly greater financial and marketing resources than the Company, will not develop or market software products which compete with the Company's products in the future or will not otherwise discontinue their relationships with or support of the Company. The failure by the Company to maintain its existing relationships, or to establish new relationships in the future, because of a divergence of interests, acquisition of one or more of these third parties or other reason, could have a material adverse effect on the Company's business, product development, results of operations, and financial condition.

         The Company also licenses software from third parties which is incorporated into its products. These licenses expire from time to time. In addition, the Company generally does not have access to source code for the software supplied by these third parties. Certain of these third parties are small companies that do not have extensive financial and technical resources. If any of these relationships were terminated or if any of these third parties were to cease doing business or terminate the support of these products, the Company may be forced to expend significant time and development resources to try to replace the licensed software. Such an event would have a material adverse effect upon the Company's business, results of operations and financial condition.

Control by Existing Stockholders

         The Company's executive officers, directors and affiliates together beneficially own approximately 58% of the outstanding shares of Common Stock as of March 6, 1998. As a result, these stockholders are able to exercise control over matters requiring stockholder approval, including the election of directors, and mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders.

Reliance on Key Personnel

         The Company's future success will depend to a significant extent upon a number of key management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on the Company's business. The Company is a party to employment agreements with certain key personnel. In addition, the Company is the beneficiary of key-person life insurance on the lives of certain key personnel. The Company believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, management, sales and marketing personnel. Competition for such personnel is intense, and the services of qualified personnel are difficult to obtain and replace. There can be no assurance that the Company will be successful in attracting and retaining the personnel necessary to develop, market, service and support its products and conduct its operations successfully. The inability of the Company to attract, hire, assimilate and retain such personnel, or to increase revenues at a rate sufficient to absorb the resulting increased expenses, would have a material adverse effect on the Company's business, results of operations and financial condition.

Possible Volatility of Stock Price

         The trading price of the Company's Common Stock has been, and, in the future could be, subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price from many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock.

Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law

         The Company's Fourth Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could materially and adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. Certain provisions of the Company's by-laws and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company.


Absence of Dividends

         The Company has never paid or declared any cash dividends and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business.



                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. To the extent that any Selling Stockholder exercises Warrants (as defined herein under "Selling Stockholders"), the $3.00 exercise price with respect to any such Warrants shall be paid to the Company.


                              SELLING STOCKHOLDERS

         The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The table on the following page sets forth the name of each Selling Stockholder, the number of Shares beneficially owned by each Selling Stockholder as of April 9, 1998 (based on information supplied by the Selling Stockholders to the Company), and the number of Shares which may be offered for sale pursuant to this Prospectus by each such Selling Stockholder. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his or its beneficial ownership of Shares.

         The Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately under this Prospectus. Because the Selling Stockholders may sell all or part of their Shares, no estimate can be given as to the number of Shares that will be held by any Selling Stockholder upon termination of any offering made hereby. See "Plan of Distribution."

         On December 31, 1997, the Company completed an offer and sale of 2,937,500 Shares and 734,375 warrants, each warrant exercisable for one Share at a price of $3.00, subject to adjustment, during the five years ending December 31, 2002 (the "Warrants"), for an aggregate purchase price of $5,875,000. The offer and sale of 1,535,140 such Shares and 383,785 such Warrants was made by the Company to three foreign institutional investors in reliance on the exemption from the registration requirements of the Securities Act, pursuant to Regulation S thereunder. The offer and sale of 1,402,360 such Shares and 350,590 such Warrants was made by the Company to seven domestic individuals and institutional investors in reliance on the exemption from the registration requirements of the Securities Act, pursuant to Section 4(2) under the Securities Act and Regulation D thereunder.

         Pursuant to the terms of the related Securities Purchase Agreement dated as of December 30, 1997, as amended (the "Securities Purchase Agreement") entered into among the Company and the Selling Stockholders, the Company agreed to use reasonable best efforts to file this Registration Statement with the SEC covering the 2,937,500 Shares issued and the 734,375 Shares issuable upon exercise of the Warrants (and, if applicable, covering additional shares issued or issuable under the circumstances described below). The Securities Purchase Agreement provides that, in the event (i) the Registration Statement, covering the Shares and Shares issuable upon exercise of the Warrants issued pursuant to the Securities Purchase Agreement is not declared effective by June 15, 1998, or
(ii) the Company fails to maintain in good standing until December 31, 1998 the listing of the Common Stock on the American Stock Exchange, New York Stock Exchange or the inclusion of the Common Stock in the Nasdaq National Market system, then in each such case, the Company shall issue, at no additional cost, to each of the Selling Stockholders additional Shares and Warrants equal to ten percent (10%) of the amounts originally issued to the Selling Stockholders under the Securities Purchase Agreement. In addition, in the event that the Registration Statement is not declared effective by September 15, 1998, the Company shall either (at the Company's election) (i) issue, at no additional cost, to each of the Selling Stockholders who are original parties to the Securities Purchase Agreement (the "Original Selling Stockholders") additional Shares and Warrants equal to ten percent (10%) of the amounts originally issued under the Securities Purchase Agreement and held by such Original Selling Stockholder as of September 15, 1998 or (ii) pay to each Original Selling Stockholder an amount in cash equal to $818,000 multiplied by the fraction obtained by dividing (A) the number of Shares issued under the Securities Purchase Agreement and held by such Original Selling Stockholder as of the date of the Company's obligation to issue additional securities by (B) the total number of Shares originally issued under the Securities Purchase Agreement (the "Pro Rata Share"). Further, in the event that sales under the Registration Statement are unavailable to the Selling Stockholders for any period in excess of 75 consecutive days or 100 total days, during the period from the date of effectiveness until December 31, 1999, for each 30 days or portion thereof in excess of either of such amounts, whichever is greater, the Company shall either (at the Company's election) (i) issue, at no additional cost, to each of the Original Selling Stockholders additional Shares and Warrants equal to one percent (1%) of the amounts originally issued under the Securities Purchase Agreement and held by such Original Selling Stockholder as of the date of the Company's obligation to issue additional securities or (ii) pay to each Original Selling Stockholder an amount in cash equal to $81,800 multiplied by such Original Selling Stockholder's Pro Rata Share. To the extent an Original Selling Stockholder no longer holds Shares originally issued under the Securities Purchase Agreement, the number of additional Shares or Warrants to be issued, or the amount of any cash to be paid, by the Company under either of the prior two sentences shall be proportionately reduced.

         Pursuant to the terms of the Securities Purchase Agreement, the Company and the Selling Stockholders have also agreed to certain indemnity and contribution provisions between the Company and the Selling Stockholders against certain liabilities arising under the securities laws. The Company has agreed to bear certain expenses in connection with the registration of the Shares offered hereby.

         Subject to certain exceptions, whenever the Company proposes to register any Common Stock under the Securities Act in connection with an underwritten public offering of such Common Stock solely for cash, the Company shall include in such registration the resale of the Shares and Shares issued upon exercise of Warrants issued under the Securities Purchase Agreement to the extent any such Shares have not been previously registered.


Name of Selling Stockholder                     Number of Shares        Number of Shares Offered
                                             Beneficially Owned(1)              Hereby(2)
The Weber Family Trust dated 1/6/89                          9,375                   9,375(3)
RH Capital Associates Number One, L.P.                     875,000                 875,000(4)
Robert Horwitz                                             250,000                 250,000(5)
Paul Savidis                                                37,500                  37,500(6)
WPG Software Fund, L.P.                                    232,181                 232,181(7)
WPG Institutional Software Fund, L.P.                      161,394                 161,394(8)
Sippl Macdonald Ventures II, L.P.                          187,500                 187,500(9)
Lion Investments Limited                                   625,000                625,000(10)
Westpool Investment Trust plc                            1,250,000              1,250,000(11)
CA Capital Management Ltd.                                  43,925                 43,925(12)


(1) Such number of Shares does not include additional Shares contingently issuable to the Selling Stockholders under the Securities Purchase Agreement.
(2) Such number of Shares does not include additional Shares contingently issuable to the Selling Stockholders under the Securities Purchase Agreement.
(3) Number of Shares offered reflects 1,875 Shares issuable upon the exercise of an equal number of Warrants and 7,500 Shares issued pursuant to the Securities Purchase Agreement.
(4) Number of Shares offered reflects 175,000 Shares issuable upon the exercise of an equal number of Warrants and 700,000 Shares issued pursuant to the Securities Purchase Agreement.
(5) Number of Shares offered reflects 50,000 Shares issuable upon the exercise of an equal number of Warrants and 200,000 Shares issued pursuant to the Securities Purchase Agreement.
(6) Number of Shares offered reflects 7,500 Shares issuable upon the exercise of an equal number of Warrants and 30,000 Shares issued pursuant to the Securities Purchase Agreement.
(7) Number of Shares offered reflects 46,436 Shares issuable upon the exercise of an equal number of Warrants and 185,745 Shares issued pursuant to the Securities Purchase Agreement.
(8) Number of Shares offered reflects 32,279 Shares issuable upon the exercise of an equal number of Warrants and 129,115 Shares issued pursuant to the Securities Purchase Agreement.
(9) Number of Shares offered reflects 37,500 Shares issuable upon the exercise of an equal number of Warrants and 150,000 Shares issued pursuant to the Securities Purchase Agreement.
(10) Number of Shares offered reflects 125,000 Shares issuable upon the exercise of an equal number of Warrants and 500,000 Shares issued pursuant to the Securities Purchase Agreement.
(11) Number of Shares offered reflects 250,000 Shares issuable upon the exercise of an equal number of Warrants and 1,000,000 Shares issued pursuant to the Securities Purchase Agreement.
(12) Number of Shares offered reflects 8,785 Shares issuable upon the exercise of an equal number of Warrants and 35,140 Shares issued pursuant to the Securities Purchase Agreement.

                              PLAN OF DISTRIBUTION

         The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) on the American Stock Exchange, in the over-the-counter market or in negotiated transactions, through the writing of options on such Shares (whether they be exchange listed options or otherwise), short sales, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling Stockholders may effect such transactions by selling their Shares on the American Stock Exchange, directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Shares might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         On December 31, 1997, the Company caused the Shares purchased pursuant to the Securities Purchase Agreement and the Shares issuable upon exercise of the Warrants (and certain additional Shares subject to conditional issuance under the Securities Purchase Agreement), aggregating 4,039,063 Shares, to be listed on the American Stock Exchange.


                                  LEGAL MATTERS

         The validity of the Shares being offered hereby has been passed upon for the Company by Proskauer Rose LLP, New York, New York.


                                     EXPERTS

         The financial statements of Computron Software, Inc. incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of Computron Software, Inc. and subsidiaries as of and for the year ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                                4,039,063 SHARES


                            COMPUTRON SOFTWARE, INC.



                                  COMMON STOCK

                                   PROSPECTUS






                                  April _, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.(1)

         An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the Common Stock offered hereby (all of which will be paid by the Company) is as follows:

         SEC registration fee............................  $  3,053.88
         Printing expenses...............................     2,500.00
         Legal fees and expenses.........................     7,000.00
         Accounting fees and expenses....................     9,000.00
         Miscellaneous expenses..........................       446.12

                  Total..................................  $ 22,000.00
                                                           -----------
                                                           -----------

---------------

(1) The amounts set forth in this Item 14, except for the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

         The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

         The Certificate of Incorporation of the Company (the "Charter") eliminates the personal liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers or employees with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer or employee of the Company or was serving at the request of the Company as a director, officer, employee, partner or agent of another entity. The Charter permits the Company to indemnify its officers, directors and employees to the fullest extent possible under the DGCL.

         The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16. Exhibits.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

(a)  Exhibits


Exhibit
Number              Description
-------             -----------
5.1      --     Opinion of Proskauer Rose LLP.

23.1     --     Consent of KPMG Peat Marwick LLP.

23.2     --     Consent of Arthur Andersen LLP.

23.3     --     Consent of Proskauer Rose LLP (incorporated by reference to
                Exhibit 5.1).

24       --     Power of Attorney - Reference is made to page II-4 of this
                Registration Statement.



Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John A. Rade and Michael R. Jorgensen, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rutherford, State of New Jersey on April 9, 1998.


                  COMPUTRON SOFTWARE, INC.


                  By:   /s/ Michael R. Jorgensen
                        ------------------------
                        Michael R. Jorgensen
                        Executive Vice President,
                        Chief Financial Officer and Treasurer
                        (Principal Financial & Accounting Officer)

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:



                       Signature                                                Title(s)
                       ---------                                                -------
/s/               ELIAS TYPALDOS                           Chairman of the Board, Senior Vice President
-------------------------------------
                (Elias Typaldos)                           Research and Development

/s/               JOHN A. RADE                             Chief Executive Officer, President and
-------------------------------------
                 (John A. Rade)                            Director (Principal Executive Officer)

/s/           MICHAEL R.  JORGENSEN                        Executive Vice President, Chief Financial Officer
-------------------------------------
             (Michael R. Jorgensen)                        and Treasurer (Principal Financial & Accounting
                                                           Officer)

/s/              GENNARO VENDOME                           Vice President and Director, Eastern Region
-------------------------------------
                (Gennaro Vendome)

/s/               MICHEL BERTY                             Director
-------------------------------------
                 (Michel Berty)

/s/             GREGORY KOPCHINSKY                         Director
-------------------------------------
              (Gregory Kopchinsky)

/s/             ROBERT MIGLIORINO                          Director
-------------------------------------
               (Robert Migliorino)

/s/             WILLIAM E. VOGEL                           Director
-------------------------------------
               (William E. Vogel)


                                      II-4



/s/              EDWIN T. BRONDO                           Director
-------------------------------------
                (Edwin T. Brondo)



                                INDEX TO EXHIBITS


5.1     --     Opinion of Proskauer Rose LLP.

23.1    --     Consent of KPMG Peat Marwick LLP.

23.2    --     Consent of Arthur Andersen LLP.

23.3    --     Consent of Proskauer Rose LLP (incorporated by reference to
               Exhibit 5.1)

24      --     Power of Attorney - Reference is made to page II-4 of this
               Registration Statement


                                      II-5